MUNIHOLDINGS FUND II, INC.

FILE # 811-8215

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
2/16/00	Dept of Wtr & Pwr LA, CA 6.0 2/15/28	$4,000,000	$336,905,000	JP Morgan
4/24/00	CT State Hsg 6.0 11/15/28	$1,970,000	$70,000,000	Advest
4/28/00	NY Dorm Mt. Siani 6.50 7/1/16	$9,730,000	$499,940,000	Goldman Sachs
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